Exhibit 99.1

April 15, 2011

TRACINDA CORPORATION

150 S. Rodeo Drive, Suite 250

Beverly Hills, California 90212

Attention: Dan Taylor

Re:	$25,000,000 Amended and Restated Revolving Credit Facility

Dear Ladies and Gentlemen:

BANK OF AMERICA, N.A. is pleased to make available to TRACINDA CORPORATION, a Nevada corporation (the “Borrower”), a $25,000,000 revolving credit facility on the terms and subject to the conditions set forth below. Merrill Lynch, Pierce, Fenner and Smith Incorporated (“MLPFS”) is designated as the sole Lead Arranger and sole and exclusive Book Manager for the credit facilities contemplated by this letter. This agreement (the “Agreement”) evidences an amendment and restatement of that certain letter agreement dated April 15, 2008, as amended, between the parties hereto. Terms not defined herein have the meanings assigned to them in Exhibit A hereto.

1.	The Facility.

(a)	The Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make available to the Borrower until the Expiration Date a revolving credit facility providing for loans (“Loans”) in an aggregate principal amount not exceeding $25,000,000 (the “Commitment”); provided, however, that, after giving effect to any Loan, the Effective Amount of all Loans shall not at any time exceed the least of (i) the Commitment in effect at such time (ii) the then applicable Borrowing Base, and (iii) the maximum amount permissible pursuant to the applicable Margin Regulations. Within the foregoing limits, the Borrower may borrow, repay and reborrow Loans until the Expiration Date.

(b)

Loans. The Borrower may request a Base Rate Loan by notice to the Lender not later than 11:00 a.m. (California time) on the Business Day of the requested Loan. The Borrower may request a Eurodollar Rate Loan by delivering a notice to the Lender not later than 11:00 a.m. (California time) at least three Business Days prior to the requested Loan, specifying the Interest Period therefor. Notices pursuant to this Paragraph 1(b) may be given by telephone if promptly confirmed in writing and shall specify whether any portion of the proceeds thereof will be

TRACINDA CORPORATION

April 15, 2011

used to acquire Margin Stock. Each Loan shall be in a principal amount of $1,000,000 or a whole multiple thereof in excess thereof.

(c)	Interest. At the option of the Borrower, Loans shall bear interest at a rate per annum equal to (i) the Eurodollar Rate plus 1.50%; or (ii) the Base Rate plus 0.25%. Interest on Base Rate Loans when the Base Rate is determined by the Lender’s “prime rate” shall be calculated on the basis of a year of 365 or 366 days and actual days elapsed. All other interest hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed.

The Borrower promises to pay interest (i) for each Eurodollar Rate Loan, on the last day of the applicable Interest Period and if the Interest Period is longer than three months, on the three month anniversary of the commencement of such Interest Period; (ii) for Base Rate Loans, on the 10th Business Day of each calendar quarter; and (iii) for all Loans, on the Expiration Date. If the time for any payment is extended by operation of law or otherwise, interest shall continue to accrue for such extended period.

After the date any principal amount of any Loan is due and payable (whether on the Expiration Date, upon acceleration or otherwise), or after any other monetary obligation hereunder shall have become due and payable (in each case without regard to any applicable grace periods), the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Base Rate plus 2.25%. Accrued and unpaid interest on past due amounts shall be payable on demand. In no case shall interest hereunder exceed the amount that the Lender may charge or collect under applicable law.

(d)	Evidence of Loans. The Loans and all payments thereon shall be evidenced by the Lender’s loan accounts and records; provided, however, that upon the request of the Lender, the Loans may be evidenced by a promissory note. Such loan accounts, records and promissory note shall be conclusive absent manifest error of the amount of the Loans and payments thereon. Any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.

(e)	Commitment Fee. The Borrower promises to pay a commitment fee, at the rate of 0.50% per annum, on the actual daily unused portion of the Commitment, payable in arrears on the last Business Day of each calendar quarter and upon the Expiration Date, calculated on the basis of a year of 360 days and actual days elapsed.

(f)	Repayments. The Borrower promises to pay all Loans then outstanding on the Expiration Date.

TRACINDA CORPORATION

April 15, 2011

(g)	Prepayments; Commitment Reductions; Collateral Requirements.

(i)	Voluntary Prepayments. The Borrower may, upon three Business Days’ notice, in the case of Eurodollar Rate Loans, and upon same-day notice in the case of Base Rate Loans (in each case prior to 1:00 p.m, California time), prepay Loans on any Business Day in a minimum amount of at least $5,000,000 and in $1,000,000 increments thereafter.

(ii)	Loans in Excess of Borrowing Base. If, on any date, the Effective Amount of all Loans exceeds:

(A)	the maximum amount permitted under the applicable Margin Regulations; or

(B)	the then applicable Borrowing Base;

then within three Business Days after such date the Borrower shall either:

(i)	prepay the Loans; or

(ii)	grant a first priority security interest to the Lender in, and provide to the Lender custody of, Collateral (including the appropriate form of custody agreement for uncertificated securities, if applicable);

in each case in an amount which results in the Effective Amount of all Loans being not greater than the amount permitted by the Margin Regulations or the Borrowing Base.

Where additional Collateral is provided, the Borrower shall provide the required Collateral in the following order until the deficiency in Collateral is remedied:

(A)	first, the Borrower will provide all of its Cash Equivalents to the extent in excess of $1,000,000;

(B)	second, the Borrower will provide all of its Non-Control Stock; and

(C)	third, the Borrower will provide Control Stock.

(iii)	Mandatory Commitment Reduction Upon Disability of Kirk Kerkorian. Upon the occurrence of a Kerkorian Event:

(A)	the Commitment shall automatically and immediately be reduced to the then outstanding amount of the Loans; and

TRACINDA CORPORATION

April 15, 2011

(B)	no portion of the Loans which are thereafter prepaid or repaid may be reborrowed.

(iv)	Compliance with Margin Regulations. If the Lender determines in good faith that for any reason the Effective Amount of Loans needs to be reduced in order to comply with the applicable Margin Regulations, the Borrower shall prepay outstanding Loans in an amount equal to the amount specified by the Lender in order to so comply with the applicable Margin Regulations.

(v)	Collateral Documents. The Borrower shall promptly deliver or cause to be delivered to the Lender, in respect of any Collateral which is required to be delivered in pledge hereunder, or as to which the Lender at any time has any security interest (i) one or more duly executed Collateral Documents (or amendments to existing Collateral Documents) in form and substance satisfactory to the Lender relating to any type of Collateral being hypothecated in order to obtain a first priority perfected security interest in the Collateral and/or (ii) if an equity security is being pledged, a correctly completed questionnaire, together with any additional information, if and as reasonably requested by the Lender from time to time in order to determine the applicability of Rule 144, the Margin Regulations or any other rule or regulation governing the issuance, transfer or hypothecation of such securities.

(vi)	Compensation for Prepayments. If any prepayment is made hereunder, the Borrower shall at the time of prepayment compensate the Lender for any loss, cost, or expense that the Lender incurs as a result of such prepayment. Prepayments of Eurodollar Rate Loans must be accompanied by a payment of interest on the amount so prepaid. In addition, the Borrower shall compensate the Lender for any loss, cost or expense that the Lender incurs as a result of a demand for payment of the indebtedness hereunder or the automatic acceleration thereof as provided herein.

(vii)	Dispositions After Disability of Kirk Kerkorian or During Restricted Period. Upon the disposition by the borrower of any Core Investments or other Collateral (i) after the occurrence of a Kerkorian Event or (ii) during a Restricted Period, the Borrower shall repay outstanding Loans (and the Commitment shall be reduced) in an amount equal to the net cash proceeds of such disposition.

(viii)	Voluntary Commitment Reductions. The Borrower may, upon five Business Days’ notice, reduce or cancel the undrawn portion of the Commitment, provided, that the amount of such reduction is not less than $1,000,000.

TRACINDA CORPORATION

April 15, 2011

(h)	Payments. Each payment hereunder by Borrower shall be made to the office of Lender from time to time notified by Lender to Borrower in immediately available funds (or, as directed by Borrower, by Lender debiting Borrower’s deposit account with Lender), not later than 1:00 p.m. (California time) on the day of payment (which must be a Business Day). All payments received after 1:00 p.m. (California time) on any particular Business Day shall be deemed received on the next succeeding Business Day.

All payments by the Borrower to the Lender hereunder shall be made to the Lender in full without set-off or counterclaim and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof. The Borrower shall reimburse the Lender for any taxes imposed on or withheld from such payments (other than taxes imposed on the Lender’s income, and franchise taxes imposed on the Lender, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof).

(i)	Reserves. In the event that the Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), then the Borrower shall pay to the Lender, upon 15 days’ written request for compensation under this provision, additional costs on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Lender, payable on each date on which interest is payable on such Loan, but only with respect to the 90-day period immediately preceding the making of each such request. The Lender agrees to give prompt notice to the Borrower should said compensation no longer be requested or required. A certificate of the Lender setting forth the basis for determining any additional amount or amounts necessary to compensate the Lender will be supported by a reasonably detailed explanation of the reasons for and the amount of such cost and will be final and conclusive and binding upon all parties hereto absent error.

2.	Conditions Precedent to Loans.

(a)	Conditions Precedent to Closing. As a condition precedent to the obligations of the Lender to make the initial Loan hereunder, the Lender must receive the items set forth under Conditions to Initial Borrowing in Exhibit C hereto, which is incorporated herein by this reference.

(b)

Conditions to Each Borrowing. The obligation of the Lender to make any Loan (including the initial Loan) is subject to the satisfaction on the relevant borrowing date of the conditions precedent set forth under Conditions to each Borrowing in Exhibit C hereto, which is incorporated herein by this reference. Each notice of

TRACINDA CORPORATION

April 15, 2011

borrowing submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such notice and as of each borrowing date, that the conditions in Exhibit C under Conditions to each Borrowing are satisfied.

3.	Representations and Warranties. The Borrower represents and warrants to the Lender, as of the date hereof and as of the date of the making of each Loan that:

(a)	Existence and Qualification; Power; Compliance with Laws. The Borrower (i) is a corporation duly organized or formed, validly existing and in good standing under the laws of the State of Nevada, (ii) has the power and authority and the legal right to (A) own and operate its properties, to lease the properties it operates and to conduct its business and (B) execute, deliver and perform its obligations under this Agreement and the other Loan Documents, and (iii) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification.

(b)	Power; Authorization; Enforceable Obligations. The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower are within its powers and have been duly authorized by all necessary action, and this Agreement is, when executed, will be legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms.

(c)	Financial Statements; No Material Adverse Effect. All financial statements, copies of which have heretofore been furnished to the Lender, present fairly the position of the Borrower as of the statement dates and the results of operations for the fiscal periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistently maintained throughout the period involved, except as noted in said financial statements. The Borrower has no material contingent obligation, liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing statements (or the related notes thereto). Since the date of the financial statement dated January 31, 2011 delivered to the Lender by the Borrower, there has been no Material Adverse Effect.

(d)	No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

(e)

Use of Proceeds. The proceeds of the Loans will be used solely for legal business purposes in accordance with requirements of law, including the making of Permitted Gifts. No part of the proceeds of the Loans will be used directly or indirectly, for a purpose which violates any law, rule or regulation of any governmental authority, including, without limitation, the provisions of the

TRACINDA CORPORATION

April 15, 2011

Margin Regulations. No borrowing or any other transaction contemplated hereby shall violate any Margin Regulations.

(f)	Subsidiaries. As of the date of this Agreement, the Borrower has no Subsidiaries.

(g)	Collateral Documents. When executed and delivered by the Borrower, the provisions of each of the Collateral Documents will be effective to create in favor of the Lender, a legal, valid and enforceable first priority security interest in all right, title and interest of the Borrower in the Collateral, and no further action will be necessary in order to establish and perfect the Lender’s security interest of first priority in or first lien on all Collateral, which security interest constitutes a perfected security interest in all right, title and interest of the Borrower in such Collateral, prior in right to any other security interests.

(h)	Full Disclosure. No statement (whether written or oral) made by the Borrower to the Lender in connection with this Agreement (including the negotiation hereof), or in connection with any Loan, contains any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(i)	Core Investments. Borrower has heretofore disclosed all of its shareholdings as of the Closing Date of issuers of publicly traded equity securities of United States domestic issuers to the Lender.

4.	Affirmative Covenants. So long as principal of and interest on any Loan or any other amount payable hereunder remains unpaid or unsatisfied and the Commitment has not been terminated:

(a)	Information. The Borrower shall deliver to the Lender:

(i)	Within 15 days after the last day of each fiscal quarter, its consolidated balance sheet as of the close of such quarter, its consolidated profit and loss statement for that quarter and for that portion of the fiscal year ending with such fiscal quarter, all prepared on an accrual basis, which shall include all Eligible Investments valued at the Aggregate Market Value consistent with that of the previous year, and all warranted as correct in all material respects by its Secretary-Treasurer.

(ii)	Within 10 days after the last day of each calendar quarter, a Borrowing Base and Compliance Certificate demonstrating compliance with the Borrowing Base as of the dates indicated in such certificates.

TRACINDA CORPORATION

April 15, 2011

(iii)	Within 10 days of the occurrence of any such event, a notice of resignation or withdrawal of Kirk Kerkorian from the management of the Borrower, his disability (other than physical disability).

(iv)	Prompt notice of any Default, Event of Default or any circumstances giving rise to a Material Adverse Effect.

(v)	Such other information concerning its affairs as the Lender may reasonably request.

(b)	Other Affirmative Covenants. The Borrower shall, and shall cause each of its Subsidiaries to:

(i)	Preserve and maintain all of its rights, privileges, and franchises necessary or desirable in the normal conduct of its business;

(ii)	Comply with the requirements of all applicable laws, rules, regulations, and orders of governmental authorities;

(iii)	Pay and discharge when due all taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(iv)	Permit representatives of the Lender, during normal business hours, to examine, copy, and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, directors, and accountants; and

(v)	Take such action from time to time as shall be necessary to ensure that neither any borrowing nor any other transaction hereby shall violate or be inconsistent with any Margin Regulations.

5.	Negative Covenants. The Borrower shall not, nor permit its Subsidiaries to:

(a)	Whether or not the proceeds of any Loans are to be used, without the consent of the Lender (i) make any Control Stock Acquisition in respect of any person other than the issuers of the Core Investments, or (ii) make any Hostile Acquisition; provided, however, that notwithstanding the foregoing provisions of this Subparagraph (a), the Borrower shall be entitled to conduct one or more consent solicitations or proxy solicitations for representation on the board of directors of any Person.

(b)	Merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution, or sell all or substantially

TRACINDA CORPORATION

April 15, 2011

all of its assets, except, that so long as no Default or Event of Default exists or would result therefrom:

(i)	any Subsidiary may merge with (1) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (2) with any one or more Subsidiaries, provided that when any wholly-owned Subsidiary is merging into another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(ii)	any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to another Subsidiary; provided that if the seller in such a transaction is a wholly-owned Subsidiary then the purchaser must be a wholly-owned Subsidiary.

(c)	Create or permit any lien of any kind upon (A) Core Investments, (B) any other Collateral, or (C) any other property whether now owned or hereafter acquired, except, as to the property described in clause (C) only:

(i)	Permitted Liens; and

(ii)	other liens, including purchase money liens having an aggregate value not at any one time in excess of $5,000,000.

(d)	Create or incur any liabilities for borrowed money, or become liable as a surety, guarantor, accommodation endorser, or otherwise for or upon the obligation of any other Person, except:

(i)	the Obligations;

(ii)	provided that no Default or Event of Default exists as of the date of the incurrence thereunder, indebtedness not exceeding $50,000,000 in the aggregate any time; and

(iii)	guarantees permitted by clause (e) below.

(e)	Make any loans or advances or become a guarantor or surety, or pledge its credit in any manner, directly or indirectly, or extend credit, except:

(i)	in an amount not exceeding $50,000,000 in aggregate principal amount; and

(ii)	Permitted Gifts to the extent permitted under Paragraph 5(g) below.

(f)

If any Default or Event of Default shall then be continuing or would result therefrom, declare or pay any cash dividends upon its shares of stock now or hereafter outstanding except for dividends which, if they had not been declared or

TRACINDA CORPORATION

April 15, 2011

paid, would be undistributed personal holding company income (as defined in Section 545 of the Code).

(g)	Dispose of any of the Collateral or Core Investments (including by means of the making of gifts of the Collateral or Core Investments) except at any time and from time to time when no Default or Event of Default exists or would result therefrom; provided, that, in any event:

(i)	after giving effect to the proposed disposition or gift, the total Effective Amount shall not exceed the Borrowing Base;

(ii)	the aggregate amount of Permitted Gifts which are made during any fiscal year of the Borrower shall not exceed $100,000,000;

(iii)	after giving effect to the proposed disposition or gift, a Restricted Period would not occur; and

(iv)	each such disposition shall be for fair value (except for any such disposition which is gift, which in any event shall be a Permitted Gift).

(h)	Permit the Effective Amount of Loans to exceed the lesser of (i) the Commitment or (ii) the Borrowing Base at any time.

(i)	Prior to the execution of this Agreement, the Borrower has delivered certain shares held by it in pledge to the Administrative Agent pursuant to the Pledge Agreement, and may hereafter deliver additional shares constituting Core Investments (all such shares are the “Pledged Core Investments”). Lender’s pledge of the Pledged Core Investments shall continue in respect of any proceeds of the sale thereof and in any investments purchased using any such proceeds. In addition, in the event that the Borrower hereafter acquires any shares of the common stock or other equity interests of any issuer of shares already constituting Pledged Core Investments then, subject to clause (j) below, it shall promptly and in any event with five Business Days deliver such additional shares to the Lender in pledge pursuant to the Pledge Agreement.

(j)	At any time during a Restricted Period, Lender shall have the right to request the pledge by the Borrower of additional Collateral pursuant to the Pledge Agreement from time to time in an amount and nature sufficient to cause a Restricted Period to no longer be in effect as determined by the Lender in its reasonable discretion.

If the Borrower fails to deliver any additional Collateral requested by the Lender (within the constraints set forth in this clause (j)), then (A) the Commitment shall automatically and immediately be reduced to the principal amount of the then outstanding amount of the Loans, (B) no portion of the Loans which are thereafter prepaid or repaid may be reborrowed, and (C) the Borrower shall prepay the

TRACINDA CORPORATION

April 15, 2011

Loans in their entirety on the date which is 180 days following the date of the Lender’s request.

The Borrower shall use reasonable efforts to obtain all regulatory approvals which are required in order for the Borrower to grant, prior to the required dates in this clause (j), a first priority pledge to Lender of the Collateral.

6.	Events of Default. The following are “Events of Default:”

(a)	Default by Borrower in the payment of any principal when due hereunder, or any interest, fees or other amounts due hereunder within three business days of the date when due;

(b)	The Borrower or any of its Subsidiaries fail to perform or observe any of the terms, provisions, covenants, conditions, agreements or obligations contained herein (other than Paragraph 4(a)(v) and Paragraphs 5(b) through 5(j), inclusive, or, except as provided in Paragraph 6(c), in any other material agreement, contract, indenture, document or instrument executed, or to be executed by it (a “material agreement”)) and where a Default in respect of such material agreement shall constitute a Material Adverse Effect; or

(c)	The Borrower or any of its Subsidiaries fail to perform or observe any of the terms, provisions, covenants, conditions, agreements, or obligations contained in Paragraph 4(a)(v) and Paragraphs 5(b) through 5(g), inclusive, or in any other material agreement (as defined in Paragraph 6(b)) and such failure shall continue for more than five days; or

(d)	The Borrower or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences (or Kirk Kerkorian or any shareholder of the Borrower or any Subsidiary commences) any bankruptcy or Insolvency Proceeding with respect to the Borrower or any Subsidiary; or (iv) takes any action (or Kirk Kerkorian or any shareholder of the Borrower or any Subsidiary takes any action) to effectuate or authorize any of the foregoing; or

(e)

(i) Any involuntary Insolvency Proceeding (other than a proceeding commenced by Kirk Kerkorian or any shareholder of the Borrower or any Subsidiary, which is governed by Subparagraph (d) above) is commenced or filed against the Borrower or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower’s or any Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 30 days after

TRACINDA CORPORATION

April 15, 2011

commencement, filing or levy; (ii) the Borrower or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Borrower or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(f)	Any representation or warranty made by the Borrower herein or in any certificate or financial or other statement heretofore or hereafter furnished by the Borrower or any of its officers to the Lender hereunder proves to be in any material respect false or misleading as of the date made; or

(g)	Kirk Kerkorian or any estate, trust, trustee, devisee, beneficiary, personal representative, heir or spouse of Kirk Kerkorian shall cease to collectively beneficially own 100% of all outstanding shares of stock issued by the Borrower; or

(h)	Any violation of the Margin Regulations shall occur as a result of the transactions contemplated hereby (other than through the failure of the Lender to take any action to be taken by it pursuant under Conditions to each Borrowing in Exhibit C hereto); or

(i)	Following the execution and delivery thereof:

(A)	any provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Borrower or any Subsidiary party thereto or the Borrower or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

(B)	any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest; or

(j)	The occurrence of an event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

Upon the occurrence of an Event of Default, the Lender may declare the Commitment to be terminated, whereupon the Commitment shall be terminated, and/or declare all sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for

TRACINDA CORPORATION

April 15, 2011

payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States of America, the Commitment shall automatically terminate, and all sums outstanding hereunder and under each other Loan Document, including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

7.	Miscellaneous.

(a)	All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistently maintained throughout the period involved, except as noted in said financial statements.

(b)	If at any time the Lender, in its sole discretion, determines that (i) adequate and reasonable means do not exist for determining the Eurodollar Rate, or (ii) the Eurodollar Rate does not accurately reflect the funding cost to the Lender of making such Loans, the Lender’s obligation to make or maintain Eurodollar Rate Loans shall be suspended for the period during which such circumstance exists.

(c)	The Borrower shall reimburse or compensate the Lender, upon demand, for all costs incurred, losses suffered or payments made by the Lender which are applied or reasonably allocated by the Lender to the transactions contemplated herein (all as determined by the Lender in its reasonable discretion) by reason of any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lender; and compliance by the Lender with any directive, or requirements from any regulatory authority, whether or not having the force of law and including, without limitation, all costs incurred as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act; provided, however, that the Borrower shall not be obligated to pay any such amount or amounts in excess of 10 basis points per annum unless the Lender shall have given the Borrower at least 30 days advance written notice of its intent to seek compensation under this Subparagraph (c) in excess of 10 basis points per annum from the Borrower.

(d)

No amendment or waiver of any provision of this Agreement or of any other Loan Document and no consent by the Lender to any departure therefrom by the Borrower shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of the Lender, and any such amendment, waiver or consent shall then be effective only for the period and on

TRACINDA CORPORATION

April 15, 2011

the conditions and for the specific instance specified in such writing. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(e)	Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address provided from time to time by such party. Any such notice or other communication sent by overnight courier service, mail or telecopy shall be effective on the earlier of actual receipt and (i) if sent by overnight courier service, the scheduled delivery date, (ii) if sent by mail, the fourth Business Day after deposit in the U.S. mail first class postage prepaid, and (iii) if sent by telecopy, when transmission in legible form is complete. All notices and other communications sent by the other means listed in the first sentence of this Subparagraph (e) shall be effective upon receipt. Notwithstanding anything to the contrary contained herein, all notices (by whatever means) to the Lender pursuant to Paragraph 1(b) hereof shall be effective only upon receipt. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in writing by such Person for such purpose, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

The Lender shall be entitled to rely and act upon any notices (including telephonic notices of borrowings, conversions and continuations) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

(f)

This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights and obligations hereunder. The Lender may at any time (i) assign all or any part of its rights and obligations hereunder, in minimum increments of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, to any other Person with the consent of the Borrower, such consent not to be unreasonably withheld, provided that no such consent shall be required if the assignment is to an affiliate of the

TRACINDA CORPORATION

April 15, 2011

Lender or if an Event of Default exists, and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to the Borrower, provided that participants may have voting rights only with respect to matters requiring the affirmative vote of all Lenders (as detailed below), and then only to the extent directly affecting that participant. In the event of any such assignment, each subsequent amendment, modification or waiver of the terms hereof shall require the approval of the Required Lenders, provided that without the consent of each Lender, no amendment, modification or waiver shall (A) defer the Expiration Date or any other required time for any payment of money hereunder, (B) release any substantial portion of the Collateral, except as expressly contemplated hereunder, (C) reduce the amount of any principal, interest or fees required to be paid by the Borrower hereunder, (D) amend or modify the covenant set forth in Paragraph 5(a) to permit any Hostile Acquisition, (E) increase the advance percentages relating to the Borrowing Base (including once determined any Designated Percentage in respect of any Collateral) or enter into any agreement to accept Collateral other than publicly traded equity securities or Cash Equivalents as a part of the Borrowing Base, or (F) amend or modify the definition of “Required Lenders.” The Borrower agrees to execute any documents reasonably requested by the Lender in connection with any such assignment. All information provided by or on behalf of the Borrower to the Lender or its affiliates may be furnished by the Lender to its affiliates and to any actual or proposed assignee or participant.

(g)	The Borrower shall pay the Lender, on demand, all reasonable out-of-pocket expenses and legal fees (except the allocated costs for in-house legal services) incurred by the Lender in connection with the enforcement of this Agreement or any instruments or agreements executed in connection herewith.

(h)

Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Lender, its affiliates, and their respective partners, directors, officers, employees, agents and advisors (collectively the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee except the allocated cost of internal legal services and disbursements of internal counsel), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by

TRACINDA CORPORATION

April 15, 2011

a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against the Lender for breach in bad faith of the Lender’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction. The agreements in this Paragraph 7(h) shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other obligations and liabilities of the Borrower under the Loan Documents. All amounts due under this Paragraph 7(h) shall be payable within ten Business Days after demand therefor.

(i)	If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j)	This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

TRACINDA CORPORATION

April 15, 2011

(k)	THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF LOS ANGELES AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(l)	THE BORROWER AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (i) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (ii) without limiting the generality of Paragraph 7(g) above, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding (unless the Borrower shall be the prevailing party in such action or proceeding).

(m)	The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26,

TRACINDA CORPORATION

April 15, 2011

2001)) (the “Act”), the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(n)	THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(o)	The parties hereto acknowledge that Kirk Kerkorian is not a party to this Agreement or any of the other Loan Documents executed on the Closing Date. Accordingly, the parties hereto hereby agree that in the event (i) there is any alleged breach or default by any party under this Agreement or any such Loan Document, or (ii) any party hereto has any claim arising from or relating to any such Loan Document, no party hereto, nor any party claiming through it (to the extent permitted by applicable law) shall commence any proceedings or otherwise seek to impose any liability whatsoever against Mr. Kerkorian by reason of such alleged breach, default or claim.

(p)

The Lender agrees to take and to cause its affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Borrower and provided to it by the Borrower or any Subsidiary under this Agreement or any other Loan Document, and neither it nor any of its affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Lender; provided, however, that the Lender may disclose such information (A) at the request or pursuant to any requirement of any governmental authority to which the Lender is subject or in connection with an examination of the Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or

TRACINDA CORPORATION

April 15, 2011

proceeding to which the Lender or its affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors and other professional advisors; (G) to any participant or assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lender hereunder; (H) as to the Lender or its affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party or is deemed party with the Lender or such affiliate; and (I) to its affiliates.

TRACINDA CORPORATION

April 15, 2011

Please indicate your acceptance of the Commitment on the foregoing terms and conditions by returning an executed copy of this Agreement.

BANK OF AMERICA, N.A.

By:	/s/ Brian D. Corum
Brian D. Corum, Managing Director

Accepted and Agreed to as of the date first written above:

TRACINDA CORPORATION

By:	/s/ Anthony Mandekic
Anthony Mandekic, Secretary-Treasurer

EXHIBIT A

DEFINITIONS

“Account Control Agreement” means that certain Collateral Account Control Agreement (Merrill Lynch) among the Borrower, as Pledgor, Bank of America, as Pledgee, and MLPFS, as Securities Intermediary, as amended prior to the date hereof and as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Aggregate Market Value” means:

(a) with respect to publicly traded securities, the sum of the market values (as computed below) of such stock, with the market value of any such security being computed as the number of shares of such stock times the closing price per share of such stock on the trading day immediately preceding the date of determination, the closing price being the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the New York Stock Exchange, or, if shares of such issue or class are not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the shares are listed or admitted to trading, or if the shares are not so listed or admitted to trading, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc. through NASDAQ; and

(b) with respect to Cash Equivalents, the amount for which such Cash Equivalents may be liquidated, as reasonably determined by the Lender; and

(c) with respect to any other Eligible Investments, the principal amount originally expended by the Borrower in acquiring such investment.

“Bank of America” means Bank of America, N.A.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan bearing interest based on the Base Rate.

“Borrowing Base” means, as of the date of any determination, an amount equal to the sum of, without duplication:

(a) 50% of the Aggregate Market Value of all MGM Resorts shares owned by the Borrower at such time which are in the custody (including the appropriate form of custody for uncertificated securities, if applicable) of the Lender and in which the Lender has a first-priority perfected security interest pursuant to the Pledge Agreement;

(b) 25% of the Aggregate Market Value of all Delta Petroleum shares owned by the Borrower at such time which are in the custody (including the appropriate form of custody for uncertificated securities, if applicable) of the Lender and in which the Lender has a first-priority perfected security interest pursuant to the Pledge Agreement;

(c) the Designated Percentage of the Aggregate Market Value of all other publicly traded equity securities owned by the Borrower at such time which are in the custody (including the appropriate form of custody for uncertificated securities, if applicable) of the Lender and in which the Lender has a first-priority perfected security interest pursuant to the Pledge Agreement; and

(d) 100% of the Aggregate Market Value of all Cash Equivalents owned by the Borrower at such time which are in the custody (including the appropriate form of custody for uncertificated securities, if applicable) of the Lender and in which the Lender has a first-priority perfected security interest pursuant to the Pledge Agreement.

“Borrowing Base and Compliance Certificate” means a certificate substantially in the form attached hereto as Exhibit B.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Eurodollar Rate Loan, means such a day on which dealings are carried on in the applicable Eurodollar Rate market.

“Cash Equivalents” means cash and cash equivalents of the Borrower.

“Closing Date” means the date on which all conditions precedent set forth under Conditions to Initial Borrowing in Exhibit C hereto are satisfied or waived by the Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning given such term and the term “Pledged Collateral” in the Collateral Documents collectively.

“Collateral Documents” means, collectively, (i) the Pledge Agreement, the Account Control Agreement and all other security agreements, assignments and other similar agreements between the Borrower or any Subsidiary of the Borrower and/or in favor of the Lender, now or hereafter delivered to the Lender pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the applicable Uniform Commercial Code or comparable law) against the Borrower or any Subsidiary of the Borrower as debtor in favor of the Lender, and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

“Control Stock” means shares of the equity securities of Persons organized under the laws of the United States, any State thereof or the District of Columbia (i) which are publicly traded in the United States and listed on a national securities exchange in the United States, (ii) which have ordinary voting power for the election of members of the board of directors or other equivalent management body of such Person, and (iii) of which, on the relevant date, the Borrower owns, beneficially and of record, and controls the power to vote 10% or more of the aggregate outstanding voting common shares of such issuer.

“Control Stock Acquisition” means the acquisition by the Borrower of the Control Stock of a Person.

“Core Investments” means, collectively, [(a)] all shares of the common stock of Delta Petroleum and MGM Resorts now owned or hereafter acquired by the Borrower[, and (b) as of each date of determination, all other equity interests of each United States domestic Person in which the Borrower owns shares having an aggregate value in excess of $10,000,000 as of that date].

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Delta Petroleum” means Delta Petroleum Corporation, a Delaware corporation, and its successors.

“Designated Percentage” means, in respect of any publicly traded equity securities hereafter delivered by the Borrower to the Lender in pledge, a percentage determined on or prior to such delivery with the approval of the Lender, but not in excess of 50%.

“Effective Amount” means on any date, the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Eligible Investments” means:

(a) all Cash Equivalents;

(b) all Core Investments;

(c) all Control Stock; and

(d) all Non-Control Stock.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Lender from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan bearing interest based on the Eurodollar Rate.

“Event of Default” has the meaning set forth in Paragraph 6.

“Expiration Date” means April 15, 2014, or such earlier date on which the Commitment may terminate in accordance with the terms hereof.

“Federal Funds Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

“Hostile Acquisition” means a Control Stock Acquisition that has not been approved by the Board of Directors (or other equivalent governing body) of the Person which is the subject of the Control Stock Acquisition.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under United States federal or state law or foreign law, including the United States Bankruptcy Code.

“Interest Period” means, for each Eurodollar Rate Loan, (a) initially, the period commencing on the date the Eurodollar Rate Loan is disbursed or converted from a Base Rate Loan and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and, in each case, ending on the earlier of (x) the Expiration Date and (y) one, two, three or six months thereafter, as requested by the Borrower; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Kerkorian Event” means the occurrence of a disability (other than physical disability) of Kirk Kerkorian, or if Kirk Kerkorian is no longer active in the management of the Borrower for any reason.

“Lender” means (a) initially, Bank of America, and (b) any other Person which receives an assignment of an interest in the Loans and the Commitment pursuant to the terms of this Agreement.

“Loan Documents” means this Agreement, any note, any Collateral Documents and all other documents delivered to the Lender in connection herewith.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Regulations” means Regulations T, U and X issued by the Board of Governors of the FRB, or any successor regulations regulating purchase or carrying of securities pursuant to Section 7 of the Securities Exchange Act of 1934, or any successor law.

“Margin Stock” means a security included within the definition of “margin stock” in the Margin Regulations.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) of the Borrower, provided that no fluctuation in the market value of securities held by the Borrower shall deemed to constitute a Material Adverse Effect; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document and to avoid the occurrence of any Event of Default; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document, or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents.

“MGM Resorts” means MGM Resorts International, a Delaware corporation, and its successors.

“Non-Control Stock” means common stock issued by a corporation organized under the laws of the United States, any State thereof or the District of Columbia, which stock is publicly traded in the United States and listed on a national securities exchange in the United States and of which the Borrower owns, beneficially and of record, and controls the power to vote less than 10% of the aggregate outstanding voting common shares of such issuer.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Borrower to the Lender or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

“Permitted Gifts” means donations or loans to various charitable or relief organizations, including organizations working in, or assisting, the Republic of Armenia or persons therein.

“Permitted Liens” means:

(a) liens for current taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which is contested in good faith by appropriate proceedings.

(b) liens, deposits or pledges made to secure statutory obligations, surety or appeal bonds, construction or materialmen’s liens relating to aircraft, or bonds for the release of attachments or for stay of execution, or to secure the performance of bids, tenders, contracts other than for the payment of borrowed money, leases, or for purposes of like general nature in the ordinary course of its business.

(c) liens to secure, and financing statements relating to, any Obligations.

(d) liens existing on property (or on any shares of stock of any corporation other than on Core Investments), at the time it is acquired provided such liens do not exceed the value of property or stock acquired.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledge Agreement” means an Amended and Restated Pledge Agreement substantially in the form of Exhibit D.

“Regulation U” means Regulation U referred to in the definition of “Margin Regulations.”

“Required Lenders” means at any time following the making of any assignment by Bank of America to additional Lenders, those Lenders holding a majority in interest in the Facility, provided that as where there are three or fewer unaffiliated Lenders, Required Lenders means at least two Lenders which are not affiliated with one another.

“Responsible Officer” means the chief executive officer, the president or the secretary-treasurer of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the secretary-treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

“Restricted Period” means any period during which the Borrowing Base is less than $100,000,000.

“Rule 144” means Rule 144 under the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing, MGM Resorts shall not be considered a Subsidiary for purposes of this Agreement.

EXHIBIT B

BORROWING BASE AND COMPLIANCE CERTIFICATE

Date:             , 20

To: Bank of America, N.A.

Dear Ladies and Gentlemen:

This Borrowing Base and Compliance Certificate is submitted by Tracinda Corporation, a Nevada corporation (the “Borrower”) with reference to the amended and restated letter agreement dated as of April 15, 2011 between the Borrower and Bank of America, N.A. (the “Lender”) establishing a $25,000,000 line of credit in favor of the Borrower (as extended, renewed, amended or restated from time to time, the “Letter Agreement;” the terms defined therein being used herein as therein defined).

This Borrowing Base and Compliance Certificate sets forth the Borrower’s current calculations of the Borrowing Base [when delivered in connection with a notice of borrowing]\ [as of the Business Day prior to the date of this Borrowing Base and Compliance Certificate].

Borrower hereby certifies that (i) the representations and warranties of Borrower contained in the Letter Agreement are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof; (ii) no Default or Event of Default has occurred and is continuing under the Letter Agreement; (iii) the Borrower has performed in all material respects all agreements, and satisfied all conditions under the Letter Agreement provided to be performed by it on or before the date hereof; (iv) the computations set forth in Attachment No. 1 annexed hereto have been computed in good faith by the Borrower in accordance with the terms of the Letter Agreement and, to the best of Borrower’s knowledge, are true, accurate and complete as of the date hereof; and (v) no item included in the Borrowing Base presently fails to qualify for inclusion in such Borrowing Base pursuant to the terms and conditions of the Letter Agreement.

TRACINDA CORPORATION

By:
Title:

ATTACHMENT NO. 1 TO

BORROWING BASE AND COMPLIANCE CERTIFICATE

The computations set forth in this Attachment No. 1 to Borrowing Base and Compliance Certificate relate to the Borrowing Base as of [insert date], and each item includes the applicable ownership of the Borrower (without duplication):

		Aggregate Mkt. Val.	Source of Valuation	Borrowing Base Value, if any

1.	MGM Resorts Common Stock:	$		$
@50%

2.	Delta Petroleum Common Stock:	$		$
@25%

3.	Other Control Stock:	$		$
@DV *

	Sum of Values			$

4.	Non Control Stock:	$		$
@DV *

	Sum of Values			$

5.	Other Cash Equivalents in which Lender has a security interest:

		$	100%	$

	Sum of Values			$

	BORROWING BASE: (Sum of 1-6)			$

*	Designated Value (which shall not exceed 50%)

EXHIBIT C

CONDITIONS PRECEDENT

CONDITIONS TO THE CLOSING DATE

Conditions Precedent to Initial Loan. As a condition precedent to the availability of the initial Loan hereunder, the Lender must receive the items set forth below:

1. Loan Documents. The Agreement, the Pledge Agreement, the Account Control Agreement and a fee letter among the Lender, MLPFS and the Borrower, in each case executed by each party thereto.

2. Pledge of Shares. All of the shares of stock in publicly traded United States domestic corporations (including MGM Resorts and Delta Petroleum) which are Core Investments shall be delivered electronically in pledge pursuant to the Pledge Agreement having an aggregate value which is acceptable to the Lender.

3. Resolutions; Incumbency.

(i) Copies of the resolutions of the board of directors of the Borrower authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary-Treasurer or an Assistant Secretary of the Borrower, as applicable; and

(ii) A certificate of the Secretary-Treasurer or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder.

4. Form U-1. A Federal Reserve Form U-1 for the Lender duly completed and executed, the statements made in which shall be such, in the opinion of the Lender, as to permit the transactions contemplated hereby in accordance with Regulation U.

5. Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

(i) the representations and warranties contained in Paragraph 3 of the Agreement are true and correct on and as of such date, as though made on and as of such date;

(ii) no Default or Event of Default exists or will result from the execution of the Agreement and the making of the Commitment; and

(iii) there has occurred since January 31, 2011 no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.

6. Upfront Fees. Payment of fees required to be paid on or prior to the Closing Date under the fee letter referred to in clause (1).

7. Legal Opinion. A legal opinion from Lionel Sawyer & Collins or another law firm reasonably acceptable to the Lender with respect to the good standing of Borrower, its due execution and delivery of the Loan Documents, and such other matters as the Lender may request

8. Articles of Incorporation and Bylaws. Certified copies of the Borrower’s Articles and bylaws, as amended, together with a good standing certificate for the Borrower from the Secretary of State of the State of Nevada and a certificate of good standing as a foreign corporation from the State of California.

9. Other Documents. Such other documents or materials as the Lender may request.

CONDITIONS TO EACH BORROWING

1. Notice of Borrowing. The Lender shall have received a notice of borrowing.

2. Borrowing Base and Compliance Certificate. The Lender shall have received a Borrowing Base and Compliance Certificate demonstrating compliance with this Agreement before and after giving effect to the proposed borrowing.

3. Continuation of Representations and Warranties. The representations and warranties in Paragraph 3 of the Agreement shall be true and correct on and as of such borrowing date with the same effect as if made on and as of such borrowing date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

4. No Existing Default. No Default or Event of Default shall exist or shall result from such borrowing.

5. Current List of Margin Stock. For any borrowing that is a “purpose credit” (as defined in the Margin Regulations), a current list of Margin Stock for the Lender to attach to the Form U-1 previously delivered by the Borrower.

6. Compliance With Margin Regulations.

(i) The Lender shall have determined that after giving effect to such Loan (A) such Loan shall otherwise be in compliance with the Margin Regulations and (B) the procedures set forth herein relating to compliance with the Margin Regulations shall, if complied with, ensure compliance with the Margin Regulations; and

(ii) the Lender shall have received from the Borrower such documentation and information (certified in a manner acceptable to the Lender by an officer of the Borrower) as the Lender may in good faith request in order for the Lender to make the determinations required by clause (i) above.

7. Additional Collateral. Borrower shall have complied with any requests for additional Collateral made by Lender pursuant to the provisions of Paragraph 5(j) of the Agreement, if applicable.

8. Additional Evidence. The Lender shall have received such other approvals, legal opinions, certificates or other documents as it may reasonably request.

EXHIBIT D

AMENDED AND RESTATED PLEDGE AGREEMENT

This AMENDED AND RESTATED PLEDGE AGREEMENT (this “Agreement”) is entered into as of April 15, 2011 by and between TRACINDA CORPORATION, a Nevada corporation (the “Borrower”) and BANK OF AMERICA, N.A. (the “Lender”).

RECITALS

A. Pursuant to an amended and restated letter agreement dated as of April 15, 2011 between the Borrower and the Lender (as amended, restated or supplemented or otherwise modified from time to time, the “Letter Agreement”), the Lender has agreed to extend credit facilities to the Borrower in the aggregate principal amount of $25,000,000 on the terms and conditions set forth therein. Unless otherwise defined herein, capitalized terms used herein are used with the same defined meanings given in the Letter Agreement.

B. Pursuant to a Pledge Agreement, dated as of April 15, 2008 (the “Existing Pledge Agreement”, between the Borrower and the Lender, the Borrower pledged certain collateral to the Lender.

C. The parties hereto desire to amend and restate the Existing Pledge Agreement in its entirety pursuant to this Agreement and that the Borrower pledge all of the Pledged Collateral to the Lender to secure the Obligations all under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, to induce the Lender to extend credit to the Borrower under the Letter Agreement, the Borrower and the Lender hereby agree as follows:

1. Definitions. Terms defined in the Letter Agreement and not otherwise defined in this Agreement shall have the meanings given those terms in the Letter Agreement as though set forth herein in full. In addition, the following terms shall have the meanings respectively set forth after each:

“Account” means account number 7CQ10X10 held by the Borrower with Merrill Lynch and subject to the exclusive control of the Lender pursuant to the Account Control Agreement, or any other account designated as such by the Borrower and subject to the exclusive control of the Lender.

“Account Control Agreement” means that certain Collateral Account Control Agreement (Merrill Lynch) among the Borrower, as Pledgor, Bank of America, as Pledgee, and MLPFS, as Securities Intermediary, as amended prior to the date hereof and as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Certificates” means all certificates, instruments or other documents representing securities or other property now or hereafter delivered to the Lender.

“Issuers” means the issuers of, or obligors on, any Pledged Collateral.

2. Creation of Security Interest.

2.1 Pledge of Pledged Collateral. The Borrower hereby pledges, and grants to the Lender a security interest in and to the following (the “Pledged Collateral”):

(a) the Account;

(b) the securities set forth on Schedule I hereto, which shares have been deposited in or credited to the Account;

(c) any securities or other property which is hereafter deposited or credited to the Account;

(d) any securities evidenced by Certificates which are hereafter delivered to the Lender;

(e) any and all securities now or hereafter issued in substitution, exchange or replacement of any of the foregoing, or with respect to any of the foregoing;

(f) any and all rights, options to purchase, sell or convert any of the foregoing; and any warrants, options, puts, calls, rights, preferences, privileges or other rights to subscribe to or acquire any of the foregoing; and

(g) any and all proceeds and products of any of the foregoing, and any and all collections, dividends (whether in cash, stock or otherwise), distributions, redemption payments, liquidation payments, interest or premiums with respect to any of the foregoing.

The security interest and pledge created by this Section 2.1 shall continue in effect so long as any Obligation is owed to the Lender. In the event of any assignment of the interests of Bank of America under the Letter Agreement is hereafter made to other or additional Lenders, then Bank of America will continue to hold all Pledged Collateral as collateral agent and bailee for all of the Lenders.

2.2 Delivery of Certain Pledged Collateral. The Borrower shall cause to be pledged and delivered to the Lender all Certificates and all documentary evidence of any collateral therefor along with certificates evidencing the Pledged Collateral. The Borrower shall, upon obtaining any additional physical shares of Pledged Collateral, promptly deliver to the Lender any and all Certificates representing or evidencing the same. All Certificates pledged hereunder at any time shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Lender. The Lender shall hold all Certificates pledged hereunder unless and until released in accordance with Section 2.3.

2.3 Release of Pledged Collateral. Pledged Collateral that is permitted or required to be released from the pledge and security interest created by this Agreement pursuant to the Letter Agreement (including any Pledged Collateral Disposed of in accordance with the terms of the Letter Agreement) shall be so released by the Lender promptly following the Lender’s receipt of written request therefor by the Borrower specifying the basis for which release is requested and such further certificates or other documents as the Lender reasonably shall request in its discretion to confirm that such release is permitted by the Letter Agreement and to confirm the Lender’s replacement lien, if any, on appropriate collateral.

3. Security for Obligations. This Agreement and the pledge and security interests granted herein secure the prompt payment, in full in cash, and full performance of, all Obligations, whether for principal, interest, fees, expenses or otherwise, including, without limitation, all Obligations of the Borrower now or hereafter existing under this Agreement, and all interest that accrues on all or any part of any of the Obligations after the filing of any petition or pleading against the Borrower or any other Person for a proceeding under any bankruptcy or debtor relief law.

4. Representations and Warranties.

4.1 Incorporation of Terms. This Agreement is the Pledge Agreement referred to in the Letter Agreement and is one of the Loan Documents referred to in the Letter Agreement. All provisions contained in the Letter Agreement that are specifically stated to be applicable to the Loan Documents generally are fully applicable to this Agreement and are incorporated herein by this reference as though set forth in full.

4.2 Representations and Warranties of the Borrower. The Borrower represents, warrants and agrees that: (i) to the best of its knowledge the Pledged Collateral is duly and validly issued, fully paid and nonassessable and duly and validly pledged to the Lender in accordance with law, and the Borrower agrees to defend the Lender’s right, title and interest in and to the Pledged Collateral against the claims and demands of all persons whomsoever; (ii) it has good title to all of the Pledged Collateral, free and clear of all claims, security interests, mortgages, pledges, liens and other encumbrances of every nature whatsoever except to or in favor of the Lender and that it has the right to pledge the Pledged Collateral as herein provided; (iii) each Certificate, if any, is issued in the name of Borrower; (iv) each Certificate, if any, has attached thereto a stock power duly signed in blank by an appropriate officer of Borrower; (v) the security interest in the Pledged Collateral created hereby constitutes a first, prior, and indefeasible security interest with respect to such collateral; and (vii) the possession by the Lender of the Certificates representing the Pledged Collateral will perfect the Lender’s interest therein.

5. Further Assurances. The Borrower agrees that at any time, and from time to time, at its own expense the Borrower will promptly execute, deliver and file or record all further financing statements, instruments, control agreements and other documents, and will take all further actions, including, without limitation, requesting any Issuer, to so execute, deliver, file or take other actions, that may be necessary or desirable, or that the Lender reasonably may request, in order to perfect and protect any pledge or security interest granted hereby or to enable the Lender to exercise and enforce the Lender’s rights and remedies hereunder with respect to any

Pledged Collateral and to preserve, protect and maintain the Pledged Collateral and the value thereof, including, without limitation, payment of all taxes, assessments and other charges imposed on or relating to the Pledged Collateral. The Borrower hereby consents and agrees that the Issuers of, or obligors on, the Pledged Collateral, or any registrar or transfer agent or trustee for any of the Pledged Collateral, shall be entitled to accept the provisions of this Agreement as conclusive evidence of the right of the Lender to effect any transfer or exercise any right hereunder, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by the Borrower or any other Person to such Issuers or such obligors or to any such registrar or transfer agent or trustee.

6. Voting Rights; Dividends; etc. So long as no Event of Default under the Letter Agreement occurs and remains continuing:

6.1 Voting Rights. The Borrower shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral, or any part thereof, for any purpose not inconsistent with the terms of this Agreement, the Letter Agreement, or the other Loan Documents; provided, however, that the Borrower shall not exercise, or shall refrain from exercising, any such right if it would result in a Default or an Event of Default.

6.2 Dividend and Distribution Rights. The Borrower shall be entitled to receive and to retain and use only those dividends or distributions paid to the Borrower with respect to the Pledged Collateral as permitted under the terms of the Letter Agreement; provided, however, that any and all such dividends or distributions received in the form of capital stock shall be, and the Certificates representing such capital stock forthwith shall be delivered to the Lender to hold as, Pledged Collateral and shall, if received by the Borrower, be received in trust for the benefit of the Lender, be segregated from the other property of the Borrower, and forthwith be delivered to the Lender as Pledged Collateral in the same form as so received (with any necessary endorsements).

7. Rights During Event of Default. When an Event of Default has occurred and is continuing:

7.1 Voting, Dividend, and Distribution Rights. At the option of the Lender, all rights of the Borrower to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 6.1 above, and to receive the dividends and distributions which it would otherwise be authorized to receive and retain pursuant to Section 6.2 above, shall cease, and all such rights shall thereupon become vested in the Lender who shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and to hold as Pledged Collateral such dividends and distributions. The Lender shall give notice thereof to the Borrower; provided, however, that (i) neither the giving of such notice nor the receipt thereof by the Borrower shall be a condition to exercise of any rights of the Lender hereunder, and (ii) the Lender shall incur no liability for failing to give such notice.

7.2 Dividends and Distributions Held in Trust. All dividends and other distributions which are received by the Borrower contrary to the provisions of the Letter Agreement or this Agreement shall be received in trust for the benefit of the Lender, shall be segregated from other funds of the Borrower, and forthwith shall be paid over to the Lender as Pledged Collateral in the same form as so received (with any necessary endorsements).

7.3 Irrevocable Proxy. The Borrower hereby revokes all previous proxies with regard to the Pledged Collateral and appoints the Lender as its proxyholder to attend and vote at any and all meetings of the shareholders of the corporations which issued the Pledged Collateral, and any adjournments thereof, held on or after the date of the giving of this proxy and prior to the termination of this proxy and to execute any and all written consents of shareholders of such corporations executed on or after the date of the giving of this proxy and prior to the termination of this proxy, with the same effect as if the Borrower had personally attended the meetings or had personally voted its shares or had personally signed the written consents; provided, however, that the proxyholder shall have rights hereunder only upon the occurrence and during the continuance of an Event of Default under the Letter Agreement, and that the Lender shall have instructed the proxyholder to exercise voting rights with respect to the Pledged Collateral or any of them. The Borrower hereby authorizes the Lender to substitute another Person as the proxyholder and, upon the occurrence or during the continuance of any Event of Default, hereby authorizes and directs the proxyholder to file this proxy and the substitution instrument with the secretary of the appropriate corporation. This proxy is coupled with an interest and is irrevocable until such time as all Obligations have been paid and performed in full and the Commitment has been terminated in full.

8. Transfers and Other Liens. The Borrower agrees that, except as specifically permitted under the Loan Documents, it will not (i) sell, assign, exchange, transfer or otherwise dispose of, or contract to sell, assign, exchange, transfer or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral (provided that Borrower shall be entitled to direct the investment and reinvestment of any securities or other funds contained in the Account (but may not withdraw such securities or, during the continuance of an Event of Default, any distributions or dividends payable in respect of such securities or other such funds from the Account)), (ii) create or permit to exist any lien upon or with respect to any of the Pledged Collateral, except for liens in favor of the Lender, or (iii) take any action with respect to the Pledged Collateral which is inconsistent with the provisions or purposes of this Agreement or any other Loan Document.

9. Lender May Perform Obligations: If the Borrower fails to perform any Obligation contained herein, the Lender may, but without any obligation to do so and without notice to or demand upon the Borrower, perform the same and take such other action as the Lender may deem necessary or desirable to protect the Pledged Collateral or the Lender’s security interests therein, the Lender being hereby authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest and compromise any lien which in the reasonable judgment of the Lender appears to be prior or superior to the Lender’s security interests, and in exercising any such powers and authority to pay necessary expense, employ counsel and pay reasonable attorneys’ fees. The Borrower hereby agrees to repay immediately upon demand all sums so expended by the Lender, together with interest from the date of expenditure at the rates provided for in the Letter Agreement. The Lender shall not be under any duty or obligation to (i) preserve, maintain or protect the Pledged Collateral or any of the Borrower’s rights or interest therein, (ii) exercise any voting rights with respect to the Pledged Collateral, whether or not an Event of Default has occurred or is continuing, or (iii) make or give any notices of default, presentments, demands for performance, notices of nonperformance or dishonor, protests, notices of protest or notice of any other nature whatsoever in connection with the Pledged Collateral on behalf of the Borrower or any other Person having any interest therein; and the Lender does not assume and shall not be obligated to perform the obligations of the Borrower, if any, with respect to the Pledged Collateral.

10. Reasonable Care. The Lender shall in all events (and without restriction on the limitations on liability of the Lender contained herein) be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially similar to that which the Lender accords its own property, it being understood that the Lender shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Lender has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any Person with respect to any Pledged Collateral.

11. Events of Default and Remedies.

11.1 Rights Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default under the Letter Agreement, the Borrower shall be in default hereunder and the Lender shall have in any jurisdiction where enforcement is sought, in addition to all other rights and remedies that the Lender may have under this Agreement and under applicable law or in equity, all rights and remedies of a Lender under the Uniform Commercial Code as enacted in any such jurisdiction, and in addition the following rights and remedies, all of which may be exercised with or without further notice to the Borrower:

(a) to notify any Issuer of or obligors on any Pledged Collateral, that the same has been pledged to the Lender and that all dividends and other payments thereon are to be made directly and exclusively to the Lender; to renew, extend, modify, amend, accelerate, accept partial payments on, make allowances and adjustments and issue credits with respect to, release, settle, compromise, compound, collect or otherwise liquidate, on terms acceptable to the Lender, in whole or in part, the Pledged Collateral and any amounts owing thereon or any guaranty or security therefor; to enter into any other agreement relating to or affecting the Pledged Collateral; and to give all consents, waivers and ratifications with respect to the Pledged Collateral and exercise all other rights (including voting rights), powers and remedies and otherwise act with respect thereto as if the Lender were the owner thereof;

(b) to enforce payment and prosecute any action or proceeding with respect to any and all of the Pledged Collateral and take or bring, in the Lender’s name or in the name of the Borrower, all steps, actions, suits or proceedings deemed by the Lender necessary or desirable to effect collection of or to realize upon the Pledged Collateral;

(c) in accordance with applicable law, to take possession of and operate or control the Pledged Collateral with or without judicial process;

(d) to endorse, in the name of the Borrower, all checks, notes, drafts, money orders, instruments and other evidences of payment relating to the Pledged Collateral;

(e) to transfer any or all of the Pledged Collateral into the name of the Lender or its nominee or nominees; and

(f) in accordance with applicable law, to foreclose the liens and security interests created under this Agreement or under any other agreement relating to the Pledged Collateral by any available judicial procedure or without judicial process, and to sell, assign or otherwise dispose of the Pledged Collateral or any part thereof, either at public or private sale or at any broker’s board or securities exchange, in lots or in bulk, for cash, on credit or on future delivery, or otherwise, with or without representations or warranties, and upon such terms as shall be acceptable to the Lender; all at the sole option of and in the sole discretion of the Lender.

11.2 Appointment of a Receiver. Upon the occurrence and during the continuance of an Event of Default, the Lender also shall have the right, without notice or demand, either in person, by agent or by a receiver to be appointed by a court (and the Borrower hereby expressly consents upon the occurrence and during the continuance of an Event of Default to the appointment of such a receiver), and without regard to the adequacy of an security for the Obligations, to take possession of the Pledged Collateral or any part thereof and to exercise the proxy granted to the Lender under Section 7.3. Taking possession of the Pledged Collateral shall not cure or waive any Event of Default or notice thereof or invalidate any act done pursuant to such notice. The rights, remedies and powers of any receiver appointed by a court shall be as ordered by said court.

11.3 Notice of Sale. The Lender shall give the Borrower at least five (5) days’ written notice of sale of all or any part of the Pledged Collateral. Any sale of the Pledged Collateral shall be held at such time or times and at such place or places as the Lender may determine in the exercise of its sole and absolute discretion. The Lender may bid (which bid may be, in whole or in part, in the form of cancellation of Obligations) for and purchase for the account of the Lender or any nominee of the Lender the whole or any part of the Pledged Collateral. The Lender shall not be obligated to make any sale of the Pledged Collateral if it shall determine not to do so regardless of the fact that notice of sale of the Pledged Collateral may have been given. The Lender may, without notice or publication, adjourn the sale from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

11.4 Public Sales.

(a) In the event the Lender is permitted to sell any of the Pledged Collateral pursuant to Section 11.1, upon the written request of the Lender, the Borrower:

(i) unless in the opinion of counsel for the Lender such registration is not required, will use its best efforts to cause to become effective under the Securities Act of 1933, as amended and as from time to time in effect and the rules and regulations thereunder (the “Securities Act”), a registration statement or statements relating to any or all of the Pledged Collateral and will use its best efforts to keep effective each such registration and cause to be filed such post-effective amendment or amendments to each such registration statement (including any amended or supplemented prospectuses required by the Securities Act) as may be appropriate to permit the sale or other disposition of any of the Pledged Collateral pursuant to this Agreement at such time and on such terms as the Lender may determine;

(ii) will use best efforts to cause to be furnished to the Lender, such number of copies as the Lender may reasonably request of each preliminary prospectus and prospectus, will promptly notify the Lender of the happening of any event as a result of which any then effective prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of then existing circumstances and will use best efforts to cause the Lender to be furnished with such number of copies as the Lender may reasonably request of each such supplement to or amendment of such prospectus as is necessary to eliminate such untrue statement or supply such omission;

(iii) will use best efforts to cause each Issuer to and will itself to the extent permitted by law, indemnify, defend and hold harmless the Lender from and against all losses, liabilities, expenses or claims (including legal expenses and the reasonable costs of investigation) which the Lender may incur, under the Securities Act or otherwise, insofar as such losses, liabilities, expenses or claims arise out of or are based upon any alleged untrue statement of a material fact contained in such registration statement (or any amendment thereto) or in any preliminary prospectus or prospectus (or any amendment or supplement thereto), or arise out of or are based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except to the extent that any such losses, liabilities, expenses or claims arise solely out of or are based upon any such alleged untrue statement made or such alleged omission to state a material fact with respect to information furnished by the Lender and included in any such document on the written authority of the Lender;

(iv) will use its best efforts to have qualified, filed or registered any of the Pledged Collateral under the “Blue Sky” or other securities laws of such jurisdictions as may be reasonably requested by the Lender and will use best efforts to cause to be kept effective all such qualifications, filings and registrations;

(v) will, if the offering pursuant to any registration statement is, at the written request of the Lender, to be made through underwriters, itself, if requested by such underwriters, enter, and use best efforts to cause the Issuer to enter, into an underwriting agreement in customary form with such underwriters and to indemnify such underwriters, its officers and directors and each person who controls such underwriters within the meaning of the Securities Act to the same extent as hereinbefore provided with respect to the indemnification of the Lender;

(vi) will provide (if available) at its expense, provided such insurance is available at commercially reasonable rates, a policy or policies of insurance, from such insurer or insurers satisfactory to the Lender, in substance indemnifying and holding harmless to the extent of 100% of the contemplated aggregate public offering price of the Pledged Collateral, the Lender, each underwriter who may be participating in such sale, and each other person referred to as being insured under such policy or policies, from and against any and all losses, liabilities, claims, damages and expenses, joint or several, to which any of the assured may become subject under the Securities Act, or any other statute or common law, arising out of or based on the ground that any preliminary prospectus, prospectus or registration statement relating to such sale includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(vii) will use best efforts to take or cause to be taken all requisite action in connection with any declaration of, registration with, or approval of any other governmental official or authority (in addition to that provided for above) before such Pledged Collateral may be transferred or sold by the Lender;

(viii) will use best efforts to cause the Lender to be kept advised in writing as to the progress of each registration, qualification or compliance pursuant to clauses (i), (iv) or (vii) above and as to the completion thereof;

(ix) will do any and all other acts and things which may be reasonably necessary or advisable to enable the Lender to consummate any proposed sale or other disposition of any of the Pledged Collateral pursuant to this Agreement; and

(x) will bear all costs and expenses of carrying out its obligations hereunder. The Borrower agrees that promptly upon the written request of the Lender it will use its best efforts to cause to be withdrawn from registration or, if the registration statement has been declared effective, to be deregistered, any of the Pledged Collateral the Lender requests be withdrawn or deregistered.

(b) The Borrower agrees that the Lender shall have the right, at any time when in the Lender’s sole and exclusive judgment exercised in good faith, the Lender is, or might be deemed to be, a controlling person of the Issuer (i) to participate in the preparation of such registration statement and to require the insertion therein of material which in its judgment, as aforesaid, should be included; (ii) at the Borrower’s expense, to retain counsel and/or independent public accountants to assist it in such participation; and (iii) at the Borrower’s expense, to receive an opinion or opinions of counsel and a letter or letters from independent public accountants, addressed to the Lender, to the same effect as any such opinion and letter delivered to the Borrower, the Issuer or any underwriter in connection with such registration and sale. If any such registration statement refers to the Lender by name or otherwise, then, the Lender shall have the right to require (A) the insertion therein of language, in form and substance satisfactory to it, to the effect that its relationship to the Borrower or the Issuer is not to be construed as a recommendation by the Lender of the investment quality of the Issuer’s securities covered thereby and does not imply that it will assist in meeting any future financial requirements of the Borrower or the Issuer, or (B) in the event that such reference to it by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to it.

(c) The Borrower agrees that it will give the Lender prompt written notification of (i) the filing of any registration statement pursuant to Section 12 of the 1934 Act (a “1934 Act Registration Statement”) relating to any class of equity securities of any Issuer, and (ii) the effectiveness of such Registration Statement and the number of shares of such class of equity securities outstanding at the time such Registration Statement becomes effective, in order that the Lender may be in a position to file any required statements under the 1934 Act or the Securities Act. The Borrower further agrees that it will (A) at its expense, upon the Lender’s written request, use best efforts to cause the Issuer to file a 1934 Act Registration Statement relating to any class of equity securities of the Issuer then held by the Lender; (B) use best efforts to cause the Issuer to file all reports required by Section 13 of the 1934 Act within the time periods specified therein or any extension thereof granted by the Securities and Exchange Commission pursuant to Rule 12b-25 or any other comparable rule under the 1934 Act; and (C) use best efforts to cause the Issuer to furnish to the Lender any information which the Lender may reasonably required for the purpose of completing Form 144, or any other comparable form, in connection with any proposed sale by the Lender pursuant to Rule 144 under the Securities Act, as then in effect, or any other comparable rule, of any of the Pledged Collateral.

(d) In the event that any action required to be taken by the Borrower under Subsection 11.4(a)(i), (ii), (iv), (vi), (vii) or (viii), or under Subsection 11.4(b)(i), (ii) or (iii) or under Subsection 11.4(c) involves the incurring of costs and expenses by any Issuer, it is understood and agreed that the Borrower shall not be required to take such action unless it shall have available to it funds in amounts sufficient to reimburse the Issuer for such costs and expenses to be incurred by the Issuer. Funds shall be deemed available to the Borrower for the foregoing purposes if the Lender is willing to advance funds to the Borrower for such purposes on substantially the same terms and conditions as the Loans provided under the Letter Agreement; provided, however, the provisions of this paragraph shall not in any way constitute a commitment on the part of the Lender to provide such funds.

11.5 Private Sales.

(a) Whether or not any of the Pledged Collateral has been effectively registered under the Securities Act of 1933 or other applicable laws, the Lender may, in its sole and absolute discretion, sell all or any part of the Pledged Collateral at private sale in such manner and under such circumstances as the Lender may deem necessary or advisable in any manner which complies with applicable law.

(b) Without limiting the generality of the foregoing, in any such event the Lender, in its sole and absolute discretion:

(i) may proceed to make such private sale notwithstanding that a registration statement for the purposes of registering such Pledged Collateral or such part thereof shall have been filed under such Securities Act;

(ii) may approach and negotiate with a restricted number of potential purchasers to effect such sale; and

(iii) may restrict such sale to purchasers as to their number, nature of business and investment intention including, without limitation, to purchasers each of whom will represent and agree to the satisfaction of the Lender that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Pledged Collateral or any part thereof, it being understood that the Lender may require the Borrower, and the Borrower hereby agrees upon the written request of the Lender, to cause: (A) a legend or legends to be placed on the certificates to be delivered to such purchasers to the effect that the Pledged Collateral represented thereby have not been registered under the Securities Act and setting forth or referring to restrictions on the transferability of such securities; (B) the issuance of stop transfer instructions to the Issuer’s transfer agent, if any, with respect to the Pledged Collateral, or, if the Issuer transfers its own securities, a notation in the appropriate records of the Issuer; (C) to be obtained from the purchasers a signed written agreement that the Pledged Collateral will not be sold without registration or other compliance with the requirements of the Securities Act; and (D) to be delivered to the purchasers a signed written agreement of the Borrower and the Issuer that such purchasers shall be entitled to the rights of the Lender pursuant to this Section 11.

(c) In the event of any such sale, the Borrower does hereby consent and agree that the Lender shall not incur any responsibility or liability for selling all or any part of the Pledged Collateral at a price which the Lender, in its sole and absolute discretion, may deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sale were public and deferred until after registration as aforesaid. In such event, (A) the sale shall be deemed to be commercially reasonable in all respects, (B) the Borrower shall not be entitled to a credit against the Obligations in an amount in excess of the purchase price, and (C) the Lender shall not incur any liability or responsibility to the Borrower in connection therewith, notwithstanding the possibility that a substantially higher price might have been realized at a public sale. The Borrower recognizes that a ready market may not exist for Pledged Collateral which is not regularly traded on a recognized securities exchange, and that a sale by the Lender of any such Pledged Collateral for an amount substantially less than a pro rata share of the fair market value of the issuer’s assets minus liabilities may be commercially reasonable in view of the difficulties that may be encountered in attempting to sell a large amount of Pledged Collateral or Pledged Collateral that is privately traded.

11.6 Title of Purchasers. Upon consummation of any sale of Pledged Collateral pursuant to this Section 11, the Lender shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold. Each such purchaser at any such sale shall hold the Pledged Collateral sold absolutely free from any claim or right on the part of the Borrower, and the Borrower hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. If the sale of all or any part of the Pledged Collateral is made on credit or for future delivery, the Lender shall not be required to apply any portion of the sale price to the Obligations until such amount actually is received by the Lender, and any Pledged Collateral so sold may be retained by the Lender until the sale price is paid in full by the purchaser or purchasers thereof. The Lender shall not incur any liability in case any such purchaser or purchasers shall fail to pay for the Pledged Collateral so sold, and, in case of any such failure, the Pledged Collateral may be sold again upon like notice.

11.7 Disposition of Proceeds of Sale. The cash proceeds resulting from the collection, liquidation, sale or other disposition of the Pledged Collateral shall be applied, first, to the reasonable costs and expenses (including reasonable attorneys’ fees) of retaking, holding, storing, processing and preparing for sale, selling, collecting and liquidating the Pledged Collateral, and the like; second, to the satisfaction of all Obligations, with application as to any particular Obligations to be in the order set forth in the Letter Agreement or other Loan Documents; and, third, to all other indebtedness secured hereby in such order and manner as the Lender in its sole and absolute discretion may determine.

12. Rights Cumulative. The rights, powers and remedies provided herein in favor of the Lender shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other rights and remedies in favor of the Lender existing at law or in equity including, without limitation, all of the rights, powers and remedies available to a bank under the provisions of the

Uniform Commercial Code as adopted in any appropriate jurisdiction. The Borrower shall indemnify and save harmless the Lender from and against any liability or damage which it may incur in the exercise and performance of any of its rights, powers and remedies set forth herein.

13. No Waiver, Etc. No delay on the part of the Lender in exercising any of its options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Lender and the Borrower.

14. Obligations Absolute. The obligations of the Borrower hereunder shall remain in full force and effect without regard to, and shall not be impaired by: (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Borrower or the Issuer; (b) any exercise or non-exercise, or any waiver, by the Lender of any rights, remedy, power or privilege under or in respect of the Obligations, the Letter Agreement or any note, or any security for any of the Obligations (other than this Agreement); or (c) any amendment to or modification of the Obligations, the Letter Agreement or any note or any security for any of the Obligations (other than this Agreement); whether or not the Borrower shall have notice or knowledge of any of the foregoing.

15. Release of Collateral. After the payment in full of all of the Obligations, the Lender shall promptly return to the Borrower all of the Pledged Collateral and all other property and cash which have not been used or applied toward the payment in full of the Obligations.

16. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

17. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18. Subscription Rights. The Lender shall not be under any obligation to exercise or to give the Borrower notice of any subscription rights or privileges, any rights to exchange, convert or redeem or any other rights or privileges relating to any of the Pledged Collateral.

19. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto and thereto, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Borrower

TRACINDA CORPORATION

By	/s/ Anthony Mandekic

Name:	Anthony Mandekic

Title:	Secretary-Treasurer

Lender

BANK OF AMERICA, N.A.

By:	/s/ Brian D. Corum

Name:	Brian D. Corum

Title:	Managing Director